Exhibit 10.1

TAX MATTERS AGREEMENT
by and between
BLUEBIRD BIO, INC.
and
2SEVENTY BIO, INC.
Dated as of November 3, 2021

TAX MATTERS AGREEMENT
i

ii

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of November 3, 2021, by and between bluebird bio, Inc. (“bluebird”), a Delaware corporation, and 2seventy bio, Inc. (“2seventy”), a Delaware corporation and wholly owned Subsidiary of bluebird. (bluebird and 2seventy are sometimes collectively referred to herein as the “Parties” and, as the context requires, individually referred to herein as a “Party”).
W I T N E S S E T H:
WHEREAS, bluebird, acting together with its Subsidiaries, is a commercial biotechnology company engaged in the business of researching, developing, and commercializing transformative gene therapies for severe genetic diseases (the “Severe Genetic Disease Business,” as such term is defined in the Separation Agreement) and cancer (the “Oncology Business,” as such term is defined in the Separation Agreement).
WHEREAS, the Board of Directors of bluebird (the “Board”) has determined that it is appropriate, desirable and in the best interests of bluebird and its stockholders to separate the Severe Genetic Disease Business and the Oncology Business.
WHEREAS, the Board has determined that it is appropriate, desirable and in the best interests of bluebird and its stockholders, to carry out the Separation and the Distribution and for each of bluebird and 2seventy to be two separate publicly traded companies;
WHEREAS, for U.S. federal Income Tax purposes, it is the intention of the Parties that the Separation and the Distribution, taken together, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code by reason of the Distribution qualifying under Section 355 of the Code;
WHEREAS, as of the date hereof, bluebird is the common parent of an Affiliated Group, including 2seventy, which has elected to file consolidated U.S. federal Income Tax Returns;
WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Tax-Free Status;
WHEREAS, pursuant to that certain Securities Purchase Agreement, entered into as of September 7, 2021, by and among bluebird and the purchasers identified on the signature pages thereto (such purchasers, the “Purchasers,” and such agreement, the “SPA”), bluebird sold to the Purchasers, and the Purchasers purchased from bluebird, (i) 2,272,727 shares of bluebird

Common Stock and (ii) warrants to purchase 2,272,727 shares of bluebird Common Stock (the “bluebird Warrants”); and
WHEREAS, pursuant to Section 4.18 of the SPA, in connection with the Separation and the Distribution, 2seventy will deliver to the Purchasers a new warrant in form and substance substantially identical to the bluebird Warrants (such warrants delivered by 2seventy, the “2seventy Warrants”) for that number of shares of 2seventy Common Stock determined in accordance with Section 9(d) of the bluebird Warrants;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    General. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement:
“2seventy” has the meaning provided in the first sentence of this Agreement.
“2seventy Capital Stock” means all classes or series of capital stock of 2seventy, including (a) the 2seventy Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in 2seventy for U.S. federal Income Tax purposes.
“2seventy Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the 2seventy Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Law.
“2seventy Common Stock” has the meaning set forth in the Separation Agreement.
“2seventy Disqualifying Act” means, following the Distribution, (a) any act, or failure or omission to act, by any member of the 2seventy Group that results in any Party (or any of its Affiliates) being responsible for Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling or Unqualified Tax Opinion (or is subject to Section 6.1(d)), or (ii) occurs during or after the Restricted Period; (b) the direct or indirect acquisition of all or a portion of the stock of 2seventy (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, including, for the avoidance of doubt, as a result of the receipt of 2seventy Capital Stock or 2seventy Warrants with respect to the instruments acquired by the Purchasers pursuant to the SPA or the exercise of the 2seventy Warrants; (c) any event (or series of events) involving

2seventy Capital Stock or any assets of any member of the 2seventy Group; or (d) any breach by any member of the 2seventy Group of any of its obligations under this Agreement.
“2seventy Group” means 2seventy and its Affiliates, as determined after the Distribution.
“2seventy Separate Return” means (a) any Tax Return of or including any member of the 2seventy Group (including any consolidated, combined or unitary return) that does not include any member of the bluebird Group and (b) any Tax Return relating to Transfer Taxes that 2seventy is obligated to file under applicable Law.
“2seventy Warrants” has the meaning set forth in the recitals hereof.
“Action” has the meaning set forth in the Separation Agreement.
“Active Conduct” means “active conduct” as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder.
“Active Trade or Business” means the “Oncology Business,” as such term is defined in the Ruling Request and the Representation Letter, constituting  an active trade or business, within the meaning of Section 355(b) of the Code, of the separate affiliated group of 2seventy, as represented in the Representation Letter.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.
“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities or other interests, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.
“Affiliated Group” means, with respect to a Party, the affiliated group (as that term is defined in Section 1504(a) of the Code and the Treasury Regulations thereunder) of which the Party is the common parent.
“Ancillary Agreement” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.
“bluebird” has the meaning provided in the first sentence of this Agreement.

“bluebird Attribute Losses” has the meaning set forth in the definition of Distribution Taxes.
“bluebird Capital Stock” means all classes or series of capital stock of bluebird, including (a) the bluebird Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock of bluebird for U.S. federal Income Tax purposes.
“bluebird Common Stock” has the meaning set forth in the Separation Agreement.
“bluebird Disqualifying Act” means (a) any act, or failure or omission to act, by any member of the bluebird Group following the Distribution that results in any Party (or any of its Affiliates) being responsible for such Distribution Taxes pursuant to a Final Determination; (b) the direct or indirect acquisition of all or a portion of the stock of bluebird (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, including, for the avoidance of doubt, as a result of the issuance of bluebird Common Stock or bluebird Warrants pursuant to the SPA or the exercise of the bluebird Warrants; (c) any event (or series of events) involving bluebird Capital Stock or any assets of any member of the bluebird Group; or (d) any failure to be true, inaccuracy in, or breach of any of bluebird’s representations or statements contained in the Ruling Request or the Representation Letter to the extent relating to acts, omissions, events, conditions, facts or circumstances existing on or before the Distribution Effective Time.
“bluebird Group” means bluebird and its Affiliates, excluding any entity that is a member of the 2seventy Group.
“bluebird Separate Return” means (a) any Tax Return of or including any member of the bluebird Group (including any consolidated, combined or unitary return) that does not include any member of the 2seventy Group and (b) any Tax Return relating to Transfer Taxes that bluebird is obligated to file under applicable Law.
“bluebird Warrants” has the meaning set forth in the recitals hereof.
“Board” has the meaning set forth in the recitals hereof.
“Business Day” has the meaning set forth in the Separation Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Complete Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date.

“Contribution” means the contribution by bluebird of the assets constituting the Oncology Business to 2seventy solely in exchange for 2seventy Common Stock and the assumption by 2seventy of any liabilities related to the Oncology Business, in each case as described in the Separation Agreement.
“Controlling Party” has the meaning set forth in Section 9.2(b) of this Agreement.
“DGCL” means the Delaware General Corporation Law.
“Dispute Notice” has the meaning set forth in Section 13.1.
“Disputed Tax Matter” has the meaning set forth in Section 13.3.
“Disputes” has the meaning set forth in Section 13.1.
“Distribution” has the meaning set forth in the Separation Agreement.
“Distribution Date” has the meaning set forth in the Separation Agreement.
“Distribution Effective Time” has the meaning set forth in the Separation Agreement.
“Distribution Losses” shall mean (a) all Distribution Taxes (including interest and penalties thereon) imposed (or, in the case of bluebird Attribute Losses, that would have been imposed if bluebird were a Full Taxpayer) pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (c) all reasonable costs and expenses and all damages associated with shareholder litigation or controversies and any amount paid by any member of the bluebird Group or member of the 2seventy Group in respect of the liability of shareholders, whether paid to any shareholder or to the IRS or any other Tax Authority, in each case, resulting from the failure of any Separation Transactions to have Tax-Free Status.
“Distribution Taxes” means (i) any and all Taxes required to be paid by or imposed on a Party or any of its Affiliates, plus (ii) without duplication, the hypothetical Taxes that would have been described in clause (i) if bluebird were a Full Taxpayer (“bluebird Attribute Losses”), in each case, resulting from, attributable to, or arising in connection with the failure of (a) the Contribution and Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code or (b) the stock distributed in the Distribution to constitute “qualified property” for purposes of Sections 355(d), 355(e) and Section 361(c) of the Code (or any corresponding provision of the Laws of other jurisdictions).
“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Section 355(e) of the Code.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.
“Full Taxpayer” means the assumption that each relevant member of the bluebird Group (a) is subject to the highest marginal regular statutory income Tax rate applicable to corporations, and (b) will not utilize any Tax Attribute other than a Tax Attribute arising from the adjustment at issue.
“Governmental Entity” has the meaning set forth in the Separation Agreement.
“Group” means the bluebird Group or the 2seventy Group, or both, as the context requires.
“Income Tax” means all U.S. federal, state, and local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.
“IRS” means the U.S. Internal Revenue Service.
“Joint Return” means any Tax Return (including any consolidated, combined or unitary Tax Return) that relates to at least one asset or activity that is part of the Severe Genetic Disease Business, on the one hand, and at least one asset or activity that is part of the Oncology Business, on the other hand.

“Law” means the law of any Governmental Entity or political subdivision thereof, including statutes, regulations promulgated thereunder, and administrative and judicial interpretations thereof.
“Non-Controlling Party” has the meaning set forth in Section 9.2(b) of this Agreement.
“Non-Responsible Party” means the Party that is not the Responsible Party.
“Oncology Business” has the meaning set forth in the Separation Agreement.
“Parties” and “Party” have the meaning set forth in the first sentence of this Agreement.
“Past Practices” has the meaning set forth in Section 3.4(a) of this Agreement.
“Payor” has the meaning set forth in Section 4.2(a) of this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.
“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.
“Post-Distribution Ruling” has the meaning set forth in Section 6.1 of this Agreement.
“Prime Rate” has the meaning set forth in the Separation Agreement.
“Privilege” means all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by 2seventy management or shareholders, is a hostile acquisition, merger, consolidation or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from 2seventy and/or one or more direct or indirect holders of outstanding shares of 2seventy Capital Stock, a number of shares of 2seventy Capital Stock that would, when combined with any other changes in ownership of 2seventy Capital Stock pertinent for purposes of Section 355(e) of the Code (other than the receipt of 2seventy Capital Stock or 2seventy Warrants with respect to the instruments acquired by the Purchasers pursuant to the SPA or the exercise of the 2seventy Warrants, comprise thirty percent (30%), or more of (a) the value of all outstanding shares of stock of 2seventy as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of 2seventy as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by 2seventy of a shareholder rights plan and (ii) issuances by 2seventy that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“Purchasers” has the meaning set forth in the recitals hereof.
“Representation Letter” means the Officer’s Certificate of bluebird on behalf of itself and its Affiliates (including 2seventy), dated November 3, 2021, as amended or supplemented, including any appendices and exhibits attached thereto or included therewith, submitted to Goodwin Procter LLP.
“Required Party” has the meaning set forth in Section 4.2 of this Agreement.
“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.
“Restricted Period” means the period beginning at the Distribution Effective Time and ending on the two-year anniversary of the day after the Distribution Date.
“Retention Date” has the meaning set forth in Section 8.1 of this Agreement.
“Ruling” means the IRS private letter ruling issued to bluebird in response to the Ruling Request.

“Ruling Request” means the request for ruling in connection with the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.
“Section 336(e) Allocation Statement” has the meaning set forth in Section 3.5(b)(ii) of this Agreement.
“Section 336(e) Election” has the meaning set forth in Section 3.5(b)(i).
“Separate Return” means a bluebird Separate Return or a 2seventy Separate Return, as the case may be.
“Separation” has the meaning set forth in the Separation Agreement.
“Separation Agreement” means the Separation Agreement, as amended from time to time, by and between bluebird and 2seventy.
“Separation Taxes” means any and all Taxes (other than Distribution Taxes) required to be paid by or imposed on a Party or any of its Affiliates resulting from, attributable to, or arising in connection with the Distribution or any other Separation Transaction including Transfer Taxes.
“Separation Transactions” means, collectively, the Contribution, the Separation, and the Distribution.
“Severe Genetic Disease Business” has the meaning set forth in the Separation Agreement.
“SPA” has the meaning set forth in the recitals hereof.
“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.
“Subsidiary” has the meaning set forth in the Separation Agreement.
“Substantial Authority” has the meaning set forth in Section 3.4(c) of this Agreement.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” means a tax counsel or tax accountant of recognized national standing.
“Tax Attribute” means a net operating loss, carryforward under Section 163(j) of the Code, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, orphan drug credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.
“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the assessment, administration, collection, enforcement, determination or imposition of such Tax for such entity or subdivision.
“Tax Benefit” means any Tax Refund, credit or other reduction in Tax payments (determined on a “with and without” basis).
“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
“Tax-Free Status” means the qualification of the Contribution and the Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code; (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code; and (c) as a transaction in which bluebird, 2seventy and the shareholders of bluebird recognize no income or gain for U.S. federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code (in each case, without regard to the distribution and receipt of 2seventy Capital Stock or 2seventy Warrants pursuant to the Distribution with respect to the instruments acquired by the Purchasers pursuant to the SPA).
“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.
“Tax Opinion” means the opinion of Goodwin Procter LLP delivered to bluebird in connection with the Distribution.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Law.
“Tax Records” means any (a) Tax Returns, (b) Tax Return work papers, (c) documentation relating to any Tax Contests, and (d) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.

“Tax Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, credited or applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes.
“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.
“Transaction Agreement” has the meaning set forth in the Separation Agreement.
“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Distribution or any of the other Separation Transactions (excluding, for the avoidance of doubt, any Income Taxes).
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to bluebird, on which bluebird may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Separation Transactions would have qualified for Tax-Free Status if the transaction in question did not occur.
ARTICLE II
LIABILITY FOR TAXES AND DISTRIBUTION LOSSES
Section 2.1    General Rule.
(a)    bluebird Liability. bluebird shall be liable for, and shall indemnify and hold harmless the 2seventy Group from and against any liability for:
(i)    Taxes that are allocated to bluebird under this Article II;
(ii)    Separation Taxes;
(iii)    any Taxes resulting from a breach of any of bluebird’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iv)    any Distribution Losses that are the responsibility of bluebird under Section 6.3.
(b)    2seventy Liability. 2seventy shall be liable for, and shall indemnify and hold harmless the bluebird Group, in each case assuming the relevant member of the bluebird Group is a Full Taxpayer, from and against any liability for:
(i)    Taxes that are allocated to 2seventy under this Article II;
(ii)    any Taxes resulting from a breach of any of 2seventy’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and
(iii)    any Distribution Losses that are the responsibility of 2seventy under Section 6.3.
Section 2.2    Allocation Of Taxes For Pre-Distribution Periods. Except with respect to Taxes described in Section 2.1(a)(ii), Section 2.1(a)(iii), Section 2.1(a)(iv), Section 2.1(b)(ii) and Section 2.1(b)(iii), Taxes shall be allocated as follows:
(a)    Allocation of Taxes Relating to Joint Returns. With respect to any Joint Return, bluebird shall be responsible for any and all Taxes for Pre-Distribution Periods due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Severe Genetic Disease Business or the Oncology Business.
(b)    Allocation of Tax Relating to Separate Returns.
(i)    bluebird shall be responsible for any and all Taxes for (A) Complete Pre-Distribution Periods due with respect to or required to be reported on any 2seventy Separate Return and (B) all Tax Periods due with respect to or required to be reported on any bluebird Separate Return (including, in each case, any increase in such Tax as a result of a Final Determination).
(ii)    2seventy shall be responsible for any and all Taxes due with respect to or required to be reported on any 2seventy Separate Return for (A) Pre-Distribution Periods (other than Complete Pre-Distribution Periods) and (B) Post-Distribution Periods (including, in each case, any increase in such Tax as a result of a Final Determination).

ARTICLE III
PREPARATION AND FILING OF TAX RETURNS
Section 3.1    bluebird’s Responsibility. bluebird shall prepare and file, or cause to be prepared and filed:
(a)    All Joint Returns that bluebird or any of its Affiliates is legally responsible for preparing or filing under applicable Law; and
(b)    bluebird Separate Returns.
Section 3.2    2seventy’s Responsibility. 2seventy shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the 2seventy Group other than those Tax Returns which bluebird is required to prepare and file under Section 3.1.
Section 3.3    Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VII.
Section 3.4    Tax Reporting Practices.
(a)    bluebird General Rule. Except as provided in Section 3.4(c), bluebird shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.1, in accordance with the past practices, accounting methods, elections or conventions of bluebird (“Past Practices”) used with respect to the items reflected on such Tax Return (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by bluebird.
(b)    2seventy General Rule. Except as provided in Section 3.4(c), with respect to any Tax Return that 2seventy has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.2, such Tax Return shall be prepared in accordance with Past Practices used with respect to the items reflected on such Tax Returns (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by 2seventy.
(c)    Reporting of Separation Transactions and Other Transactions. The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Request, Ruling, Representation Letter and Tax Opinion, and the

Tax treatment of the transactions contemplated by the Transition Services Agreement reported on any Tax Return shall be consistent with the treatment determined by bluebird in its sole discretion, in each case taking into account the jurisdiction in which such Tax Returns are filed, unless the Parties jointly determine that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) (“Substantial Authority”) for such Tax treatment. Such treatment reported on any Tax Return for which 2seventy is the Responsible Party shall be consistent with that on any Tax Return filed or to be filed by bluebird or any member of the bluebird Group or caused to be filed by bluebird, unless the Parties jointly determine that there is not Substantial Authority for such Tax treatment. Notwithstanding the foregoing, bluebird shall have the right to make a “protective” Section 336(e) Election in accordance with Section 3.5(b).
Section 3.5    Certain Elections.
(a)    Consolidated or Combined Tax Returns. 2seventy will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that bluebird determines are required to be filed or that bluebird elects to file pursuant to Section 3.1(a).
(b)    Protective Section 336(e) Election.
(i)    The Parties agree that bluebird in its sole discretion may make, and 2seventy will join in filing, timely protective elections under Section 336(e) of the Code and the Treasury Regulations issued thereunder, including under Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), for each member of the 2seventy Group that is a domestic corporation for U.S. federal Tax purposes with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), by reason of the application of Treasury Regulation Section 1.336-1(b)(5)(i)(B) or Treasury Regulation Section 1.336-1(b)(5)(ii).
(ii)    If bluebird determines to make a Section 336(e) Election pursuant to Section 3.5(b)(i), bluebird and 2seventy shall cooperate in the preparation, completion and filing of the Section 336(e) Election, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Section 336(e) Election. bluebird shall reasonably determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of 2seventy and its Subsidiaries, each in accordance with Section 336(e) of the Code and the applicable Treasury Regulations (the “Section 336(e) Allocation Statement”), and shall provide 2seventy (A) a draft of such statement for its review and comment fifteen (15)

Business Days prior to the due date for filing such statement and (B) a copy of such statement as filed. To the extent the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.
Section 3.6    Right to Review Tax Returns. The Responsible Party with respect to any Tax Return shall make the portion of a draft of such Tax Return which is relevant to the determination of the Non-Responsible Party’s rights or obligations under this Agreement available for review by the Non-Responsible Party, if requested, to the extent (a) such Tax Return relates to Taxes that could reasonably be expected to be equal to or in excess of $100,000 and that are the subject of a Tax Contest and for which the Non-Responsible Party would reasonably be expected to be liable, (b) such Tax Return relates to a Tax Benefit that could reasonably be expected to be equal to or in excess of $100,000 and for which the Non-Responsible Party would reasonably be expected to have a claim under this Agreement, or (c) the Non-Responsible Party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Party shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the Non-Responsible Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable efforts to have such Tax Return modified before filing in accordance with any reasonable comments of the Non-Responsible Party. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.
Section 3.7    Adjustment Requests and 2seventy Carrybacks.
(a)    2seventy hereby agrees that, unless bluebird consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as required by Law, (i) no member of the 2seventy Group shall file an Adjustment Request with respect to any Tax Return for a Pre-Distribution Period or Straddle Period, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Tax Return any 2seventy Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such 2seventy Carryback.
(b)    bluebird hereby agrees that, unless 2seventy consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the bluebird Group shall file any Adjustment Request with respect to any Tax Return if the result could reasonably be expected to change the Tax liability for which any member of the 2seventy Group is liable under Section 2.1(b) for any Tax Period in an amount equal to or in excess of $100,000.
Section 3.8    Apportionment of Tax Attributes. bluebird shall advise 2seventy in writing of a reasonable allocation of any Tax Attributes, which bluebird shall determine in accordance with a reasonable interpretation of the Code, Treasury Regulations, and any other applicable Law. The Parties and all members of their respective Groups shall prepare all Tax Returns in accordance with such allocation. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, the Parties agree that bluebird is not warranting or guaranteeing the amount of any such Tax Attributes.
ARTICLE IV
TAX PAYMENTS
Section 4.1    Payment of Joint Return and Separate Return Taxes. Each Party shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Party or a member of such Party’s Group with respect to a Joint Return or Separate Return.
Section 4.2    Indemnification Payments.
(a)    If any Party (the “Payor”) is required under applicable Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Payor shall provide notice to the Required Party for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Required Party disputes the amount it is liable for under this Agreement, the Required Party shall reimburse the Payor within forty-five (45) Business Days of delivery by the Payor of the notice described above. To the extent the Required Party does not agree with the amount the Payor claims the Required Party is liable for under this Agreement, the dispute shall be resolved in accordance with Article XIII. Any reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 4.2.
(b)    Any Tax indemnity payment required to be made by the Required Party pursuant to this Section 4.2 shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Party by the other Party pursuant to Article V. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c)    All indemnification payments under this Agreement shall be made by bluebird directly to 2seventy and by 2seventy directly to bluebird; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the bluebird Group, on the one hand, may make such indemnification payment to any member of the 2seventy Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Article XII.
ARTICLE V
TAX BENEFITS
Section 5.1    Tax Benefits.
(a)    If a member of the 2seventy Group realizes any Tax Benefit resulting from, attributable to or arising in connection with a Section 336(e) Election, and such Tax Benefit would not have arisen but for such election (determined on a “with and without” basis), 2seventy shall make a payment to bluebird within thirty (30) Business Days following each such realization of a Tax Benefit, in an amount equal to (A) the product of (x) such Tax Benefit, times (y) the percentage of the total related Distribution Losses represented by the portion of such total Distribution Losses for which the bluebird Group is responsible pursuant to Section 6.3, plus (B) interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 5.1; provided, however, that (i) such payments shall be reduced by all reasonable costs incurred by the 2seventy Group to amend any Tax Returns or other governmental filings, and (ii) if a Tax Benefit is realized (determined on a “with and without” basis) as a result of an audit adjustment by a tax authority for a tax period that has already been completed as of the time of such adjustment, then, solely for purposes of determining (x) the date on which 2seventy must make a payment to bluebird in respect of such Tax Benefit, (y) the date on which 2seventy must provide the notice described in Section 5.1(b) , and (z) the date from which interest computed at the Prime Rate accrues on such amount, such Tax Benefit shall be treated as having been realized as of the date on which the applicable tax authority issued such adjustment.
(b)    No later than thirty (30) Business Days after a Tax Benefit described in Section 5.1 is realized by a member of the 2seventy Group, 2seventy shall provide bluebird with notice of the amount payable to bluebird by 2seventy pursuant to this Article V. In the event that bluebird disagrees with any such calculation described in this Section 5.1(b), bluebird shall so notify 2seventy in writing within thirty (30) Business Days of receiving the written calculation set forth above in this Section 5.1(b). bluebird and 2seventy shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Article V shall be determined in accordance with the disagreement resolution provisions of Article XIII as promptly as practicable.

ARTICLE VI
TAX-FREE STATUS
Section 6.1    Restrictions on 2seventy.
(a)    2seventy will not take or fail to take, or permit any 2seventy Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Ruling Request, Ruling, Representation Letter, Tax Opinion, any Unqualified Tax Opinion, or any Post-Distribution Ruling, or (ii) which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Separation Transaction.
(b)    During the Restricted Period, 2seventy shall continue and cause to be continued the Active Conduct of the Active Trade or Business.
(c)    During the Restricted Period, 2seventy shall not:
(i)    enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or to the extent 2seventy or any other member of the 2seventy Group has the right to prohibit any Proposed Acquisition Transaction, allow any Proposed Acquisition Transaction to occur (including, but not limited to, by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of 2seventy’s charter or bylaws, (D) amending its certificate of incorporation to modify the provisions governing its Board of Directors or approving any such amendment, or otherwise) with respect to 2seventy;
(ii)    merge or consolidate with any other Person, liquidate or partially liquidate;
(iii)    engage (or permit a 2seventy Affiliate to engage) in any transaction that would result in 2seventy ceasing to be a company engaged in the Active Conduct of any Active Trade or Business;
(iv)    make or revoke any election under Treasury Regulation Section 301.7701-3;
(v)    in one or more transactions, sell, transfer or dispose of, or enter into any other transaction(s) treated for U.S. federal Income Tax purposes as a sale or exchange of (or approve or allow the sale, transfer or other disposition of, or other transaction(s) treated for U.S. federal Income Tax purposes as a sale or exchange of) 25% or more of the net or gross assets of the Active Trade or Business (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales or transfers of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of 2seventy or any member of the 2seventy Group;
(vi)    amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of 2seventy Capital Stock (including, without limitation, through the conversion of one class of 2seventy Capital Stock into another class of 2seventy Capital Stock); or
(vii)    redeem or otherwise repurchase, directly or through any Affiliate, any of its outstanding stock, or rights to acquire stock, after the Distribution, other than through purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);
provided, however, that 2seventy shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (vii) if, prior to taking any such actions, (1) 2seventy shall have received a private letter ruling from the IRS, that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to bluebird (including any representations made in connection with such Post-Distribution Ruling or assumptions that may be included in such Post-Distribution Ruling); (2) 2seventy shall have received an Unqualified Tax Opinion that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to bluebird (including any representations made in connection with such Unqualified Tax Opinion or assumptions that may be included in such Unqualified Tax Opinion); or (3) bluebird shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. Unless bluebird shall have waived the requirement to obtain the Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph, 2seventy shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to bluebird as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (i) through (vii). bluebird’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. 2seventy shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse bluebird for all reasonable out-of-pocket costs and expenses that bluebird may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.
(d)    2seventy shall not take or fail to take any action, in the Restricted Period, that would reasonably be expected to increase the Tax liability of the bluebird Group in connection with the Separation Transactions.
Section 6.2    Restrictions on bluebird. bluebird agrees that it will not take or fail to take, or permit any bluebird Affiliate, as the case may be, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Ruling Request, Ruling, Representation Letter, Tax Opinion, any Unqualified Tax Opinion, or any Post-Distribution Ruling. bluebird agrees that it will not take or fail to take, or permit any bluebird Affiliate, as the case may be, to take or fail to take, any action which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Separation, the Distribution, or any other Separation Transaction; provided, however, that this Section 6.2 shall not be construed as obligating bluebird to consummate the Separation or the Distribution, nor shall it be construed as preventing bluebird from terminating the Separation Agreement pursuant to Section 10.10 thereof. For the avoidance of doubt, 2seventy’s sole recourse for violations of this Section 6.2 shall be as set forth in Section 6.3.
Section 6.3    Liability For Distribution Losses. In the event that, pursuant to a Final Determination, Distribution Taxes become due and payable to a Tax Authority or a bluebird Attribute Loss occurs, then, notwithstanding anything to the contrary in this Agreement:
(a)    if and to the extent such Distribution Taxes and/or bluebird Attribute Losses result from Section 355(e) of the Code:
(i)    as a result of an acquisition of a Fifty-Percent or Greater Interest in bluebird, then bluebird shall be responsible for such Distribution Losses.
(ii)    as a result of an acquisition of a Fifty-Percent or Greater Interest in 2seventy, then 2seventy shall be responsible for such Distribution Losses.

(b)    if and to the extent such Distribution Taxes and/or bluebird Attribute Losses do not result from Section 355(e) of the Code:
(i)    if such Distribution Taxes and/or bluebird Attribute Losses are attributable to a 2seventy Disqualifying Act and are not also attributable to a bluebird Disqualifying Act, then 2seventy shall be responsible for such Distribution Losses;
(ii)    if such Distribution Taxes and/or bluebird Attribute Losses are attributable to a bluebird Disqualifying Act and are not also attributable to a 2seventy Disqualifying Act, then bluebird shall be responsible for such Distribution Losses;
(iii)    if such Distribution Taxes and/or bluebird Attribute Losses are attributable to both a 2seventy Disqualifying Act and a bluebird Disqualifying Act, then responsibility for any Distribution Losses shall be shared by bluebird and 2seventy according to relative fault; and
(iv)    if such Distribution Taxes and/or bluebird Attribute Losses are not attributable to a bluebird Disqualifying Act or a 2seventy Disqualifying Act, then bluebird shall be responsible for any Distribution Losses.
For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, under no circumstances shall bluebird be liable to 2seventy in respect of any bluebird Attribute Losses.
ARTICLE VII
ASSISTANCE AND COOPERATION
Section 7.1    Assistance and Cooperation.
(a)    The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates reasonably available to such other Party as provided in Article VIII of this Agreement. Each of the Parties shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. The 2seventy Group shall cooperate with bluebird and take any and all actions reasonably requested by bluebird in connection with obtaining the Unqualified Tax Opinion or Post-Distribution Ruling (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that 2seventy shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).
(b)    Any information or documents provided under this Article VII shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement, the Separation Agreement or any Ancillary Agreement, (i) neither bluebird nor any bluebird Affiliate shall be required to provide 2seventy or any 2seventy Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to 2seventy, the business or assets of 2seventy or any 2seventy Affiliate, (ii) in no event shall bluebird or any bluebird Affiliate be required to provide 2seventy, any 2seventy Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege, and (iii) in no event shall 2seventy or any 2seventy Affiliate be required to provide bluebird, any bluebird Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that bluebird determines that the provision of any information or documents to 2seventy or any 2seventy Affiliate, or 2seventy determines that the provision of any information or documents to bluebird or any bluebird Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Article VII in a manner that avoids any such harm or consequence.
Section 7.2    Income Tax Return Information. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis. 2seventy and bluebird acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by bluebird or 2seventy pursuant to Section 7.1 or this Section

7.2. 2seventy and bluebird acknowledge that failure to conform to the reasonable deadlines set by bluebird or 2seventy could cause irreparable harm.
Section 7.3    Reliance by bluebird. If any member of the 2seventy Group supplies information to a member of the bluebird Group in connection with any Tax position and an officer of a member of the bluebird Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the bluebird Group identifying the information being so relied upon, the chief financial officer of 2seventy (or any officer of 2seventy as designated by the chief financial officer of 2seventy) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees and advisers) the information so supplied is accurate and complete.
Section 7.4    Reliance by 2seventy. If any member of the bluebird Group supplies information to a member of the 2seventy Group in connection with any Tax position and an officer of a member of the 2seventy Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the 2seventy Group identifying the information being so relied upon, the chief financial officer of bluebird (or any officer of bluebird as designated by the chief financial officer of bluebird) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees and advisers) the information so supplied is accurate and complete.
ARTICLE VIII
TAX RECORDS
Section 8.1    Retention of Tax Records. Each Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and bluebird shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may be material in the administration of any matter under the Code or other applicable Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Party may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VIII are no longer material in the administration of any matter under the Code or other applicable Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Party may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
Section 8.2    Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of such other Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.
Section 8.3    Preservation of Privilege. No Party or any of its Affiliates shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld.
ARTICLE IX
TAX CONTESTS
Section 9.1    Notice. Each of the Parties shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods (i) for which it may be indemnified by the other Party hereunder or (ii) for which it may be required to indemnify the other Party hereunder (excluding, in the case of clause (ii), any Taxes attributable to any Post-Distribution Period), or otherwise relating to the Tax-Free Status or the Separation Transactions (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (a) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (b) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.
Section 9.2    Control of Tax Contests.
(a)    Joint Return. In the case of any Tax Contest with respect to any Joint Return, bluebird shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability; provided, however, that in the case of any Tax Contest with respect to any Joint Return regarding Distribution Taxes for which 2seventy may reasonably be expected to become liable to make any indemnification payment to bluebird under this Agreement, 2seventy shall have the right to participate in such Tax Contest, and bluebird shall not settle such Tax Contest without the consent of 2seventy, which consent 2seventy shall not be unreasonably withheld, conditioned or delayed, taking into account the likelihood of success of such Tax Contest on its merits.
(b)    Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having liability for the Tax pursuant to Article II hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.2(b)(i) and (ii) below.
(i)    Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party, provided, however, that the Controlling Party shall not settle any Tax Contest with respect to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (A) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (B) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax

Authority; (C) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (D) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (E) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 9.2(b), “Controlling Party” means the Party entitled to control the Tax Contest under such section and “Non-Controlling Party” means the other Party.
(ii)    Tax Contest Participation. Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.2(b)(ii) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
ARTICLE X
EFFECTIVE DATE
This Agreement shall be effective as of the Distribution Effective time.
ARTICLE XI
SURVIVAL OF OBLIGATIONS
The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XII
TAX TREATMENT OF PAYMENTS
Section 12.1    General Rule. Except as otherwise required by a change in applicable Law or as otherwise agreed to among the Parties, any payment made pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement by: (a) 2seventy to bluebird shall be treated for all Tax purposes as (i) an adjustment to any cash contributed by bluebird to 2seventy in the Contribution, to the extent of such cash contribution, and thereafter (ii) a distribution by 2seventy to bluebird with respect to stock of 2seventy held by bluebird occurring immediately before the Distribution; or (b) bluebird to 2seventy shall be treated for all Tax purposes as a tax-free contribution by bluebird to 2seventy with respect to stock of 2seventy held by bluebird occurring immediately before the Distribution; provided, however, that the foregoing treatment shall apply in each case only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Laws); provided, further, that any payments made by 2seventy to bluebird pursuant to Section 5.1 shall be treated as an adjustment to the amount deemed contributed to 2seventy by bluebird in respect of the corresponding indemnity payment pursuant to Section 4.2. Neither Party shall take any position inconsistent with the treatment described in the preceding sentence, and in the event that a Tax Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.
Section 12.2    Gross-Up of Indemnification Payments Made Pursuant to this Agreement. Except to the extent provided in Section 12.3, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed. For the avoidance of doubt, all payments required to be made by 2seventy to bluebird pursuant to this Section 12.2 shall be calculated assuming all members of the bluebird Group are Full Taxpayers.
Section 12.3    Interest. Anything herein to the contrary notwithstanding, to the extent one Party makes a payment of interest to another Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any reduction in Tax to the Party making such payment or increase in Tax to the Party receiving such payment.
ARTICLE XIII
DISPUTE RESOLUTION
Section 13.1    Negotiation. A Party seeking resolution of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), shall provide written notice of such Dispute to the other Party, specifying the terms of such Dispute in reasonable detail (“Dispute Notice”). The appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days from the time of receipt by a Party of the Dispute Notice. If the Dispute has not been resolved within thirty (30) days after receipt of the Dispute Notice, the respective Chief Executive Officers or their respective designees (with full settlement authority) of bluebird and 2seventy shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. Any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved pursuant to this Article XIII.
Section 13.2    Arbitration. Any Dispute that is not resolved pursuant to Section 14.1 within thirty (30) days after receipt of a Dispute Notice shall be resolved by final and binding arbitration pursuant to the procedures set forth in Section 8.2 of the Separation Agreement.
Section 13.3    Referral To Tax Advisor For Computational or Tax Law Disputes. Notwithstanding anything to the contrary in Article XIII, with respect to any Dispute involving one or more computational matters or pure questions of Tax Law, if the Parties are not able to resolve the Dispute through the negotiation process set forth in Section 13.1, then such computational matters or pure questions of Tax Law (each, a “Disputed Tax Matter”) will be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator solely in order to resolve the Disputed Tax Matters. In the event that the Parties are unable to agree upon a Tax Advisor within forty-five (45) days of receipt of a Dispute Notice, the arbitrator or arbitrators of the underlying Dispute under Section 13.2 shall select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Disputed Tax Matters. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute Tax Matters as soon as practical, but in any event no later than thirty (30) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties, and shall not be reviewable by the arbitrator or arbitrators of the underlying Dispute under Section 13.2. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute Tax Matters, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the Disputed Tax Matters to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Parties. For the avoidance of doubt, the arbitrator or arbitrators of the underlying Dispute under Section 13.2 shall resolve all portions of any Dispute that are not Disputed Tax Matters, and shall resolve any question as to whether any portion of a Dispute is a Disputed Tax Matter.
Section 13.4    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement during the course of a Dispute with respect to all matters not subject to such Dispute.
Section 13.5    Injunctive or Other Equity Relief. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding; provided, however, that any other relief not expressly permitted under this Section 13.5 must be pursued in accordance with Section 13.2, with all remedies being cumulative to the extent allowed by applicable Law. The Parties further agree that irreparable harm would occur, and thus need not be established, in an action to enforce the covenants set forth in Section 6.1, and that such action may be brought pursuant to this Section 13.5. The Parties further agree that any action brought under this Section 13.5 shall be brought exclusively in the courts within the State of Delaware set forth in Section 14.15 and that such courts shall have personal jurisdiction over the Parties in such action.
ARTICLE XIV
GENERAL PROVISIONS
Section 14.1    Complete Agreement; Construction. This Agreement, together with the Separation Agreement and the Ancillary Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter; for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the bluebird Group, on the one hand, and any member or members of the 2seventy Group, on the other hand, which agreements shall be of no further effect between the Parties and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. In the event and to the extent that there shall be a conflict between the provisions of the Separation Agreement and the provisions of this Agreement, this Agreement shall control. Except as expressly set forth in the Separation Agreement or any Ancillary Agreement: (a) all matters to the extent relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement; and (b) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.
Section 14.2    Transaction Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the other Transaction Agreements.
Section 14.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 14.4    Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 14.5    Expenses. Except as otherwise expressly provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.
Section 14.6    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.6):
To bluebird:
bluebird bio, Inc.
60 Binney Street
Cambridge, MA 02142
Attn:
Facsimile:
Email:
To 2seventy:
2seventy bio, Inc.
60 Binney Street
Cambridge, MA 02142
Attn:
Facsimile:
Email:
Section 14.7    Waivers. The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.
Section 14.8    Assignment. No Party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (a) with respect to bluebird, to a Subsidiary of bluebird (so long as such Subsidiary remains a Subsidiary of bluebird), (b) with respect to 2seventy, to a Subsidiary of 2seventy (so long as such Subsidiary remains a Subsidiary of 2seventy) or (c) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (a) and (b), no assignment permitted by this Section 14.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
Section 14.9    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets, or otherwise, and including any successor of bluebird or 2seventy succeeding to the Tax attributes of either under Section 381 of the Code) and permitted assigns.
Section 14.10    Termination and Amendment. This Agreement may be terminated, modified or amended at any time prior to the Distribution Effective Time by and in the sole and absolute discretion of bluebird without the approval of 2seventy or the stockholders of bluebird. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person by reason of such termination. After the Distribution Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by bluebird and 2seventy.
Section 14.11    Payment Terms.
(a)    Except as expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group) to the other Party (and/or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)    Except as otherwise expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
(c)    Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either bluebird or 2seventy under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the indemnifying Party.
Section 14.12    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party. If, at any time, 2seventy acquires or creates one or more Subsidiaries that are includable in the 2seventy Group, all references to the 2seventy Group herein shall thereafter include a reference to such Subsidiaries.
Section 14.13    Third Party Beneficiaries. Except as specifically provided herein, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon any Person other than the Parties any remedy, claim, liability, reimbursement, cause of action or other right beyond any that exist without reference to this Agreement.
Section 14.14    Titles And Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 14.15    Governing Law. This Agreement will be governed by, construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of Laws principles thereof that might lead to the application of Laws other than the Laws of the State of Delaware. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties under or related to this Agreement or any of the transactions contemplated hereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.
Section 14.16    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 14.17    Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Section,” “paragraph,” and “clause” are references to the Sections, paragraphs, and clauses, respectively, of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) unless the context requires otherwise, references to “party” shall mean bluebird or 2seventy, as appropriate, and references to “parties” shall mean bluebird and 2seventy; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (k) bluebird and 2seventy have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.
Section 14.18    No Duplication; No Double Recovery. Nothing in this Agreement, the Separation Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
Section 14.19    No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 14.20    Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Article IX.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

BLUEBIRD BIO, INC.

By:	/s/ Andrew Obenshain
Name: Andrew Obenshain
Title: President, Severe Genetic Diseases

2SEVENTY BIO, INC.

By:	/s/ Nick Leschly
Name: Nick Leschly
Title: President
[Signature Page to Tax Matters Agreement]